Exhibit 99.1

FOR IMMEDIATE RELEASE

Dakota Plains ANNOUNCES REGISTERED
DIRECT OFFERING OF COMMON STOCK

WAYZATA, Minnesota (December 11, 2013) Dakota Plains Holdings, Inc. (“Dakota Plains”) (OTCQB: DAKP) today announced the pricing of a registered direct offering of 7,000,000 shares of its common stock at a price to the public of $2.15 per share. The offering is expected to close on December 16, 2013, subject to customary closing conditions.

Dakota Plains expects to receive net proceeds of approximately $14.1 million, after deducting placement agent fees but before paying offering expenses. Dakota Plains intends to use the net proceeds from the offering to repay a portion of its outstanding indebtedness and for other general corporate purposes.

Canaccord Genuity Inc. is acting as lead placement agent for the offering. Northland Capital Markets is acting as co-placement agent for the offering.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has become effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer or sale will be made only by means of the written prospectus supplement forming part of the effective registration statement for the offering.

Copies of the prospectus supplement and the accompanying prospectus relating to the offering may be obtained from the offices of Canaccord Genuity Inc., Attn: Syndicate Department, 99 High Street, 12th Floor, Boston, MA 02110, Telephone: (617) 371-3900.

About Dakota Plains Holdings, Inc.

Dakota Plains is an integrated midstream energy company, which competes through its 50/50 joint ventures to provide customers with crude oil offtake services that include marketing, transloading and trucking of crude oil and related products. Direct and indirect assets include a proprietary trucking fleet, over 1,000 railroad tank cars, and the Pioneer Terminal transloading facility centrally located in Mountrail County, North Dakota, for Bakken- and Three Forks-related E&P activity. For more information, please visit the corporate website: www.dakotaplains.com.

Cautionary Note Regarding Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expectations of Dakota Plains regarding the completion of the registered direct offering. These statements are based on management’s current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results and the timing of events may vary materially from those expressed or implied by such forward-looking statements due to various important factors, including, without limitation, risks and uncertainties related to the business of Dakota Plains and the satisfaction of the closing conditions of the registered direct offering. More detailed information about those factors is set forth in the filings of Dakota Plains with the Securities and Exchange Commission, including its annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. Dakota Plains is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

For more information, please contact:

Tim Brady, CFO
tbrady@dakotaplains.com
Phone: 952.473.9950
www.dakotaplains.com